Exhibit 5.1


                                September 9, 2002


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Matrixx Initiatives, Inc. 2001 Long-Term Incentive Plan

Ladies and Gentlemen:

     We have acted as counsel to Matrixx Initiatives, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, relating to the registration of 1,000,000 shares of its common stock, $.001 par value (the "Shares"), issuable pursuant to the Matrixx Initiatives, Inc. 2001 Long-Term Incentive Plan (the "Plan").

     In that connection, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Certificate of Incorporation and Bylaws of the Company. Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

     2. The Shares, when issued and sold in accordance with the terms of the Plan and upon receipt of the consideration required thereby, will be validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ SNELL & WILMER L.L.P.

                                        SNELL & WILMER L.L.P.